Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 28, 2012

Commodities

Currencies

Equities

Fixed Income

iPath

Exchange Traded Notes

The Basics of iPath® Leveraged Exchange Traded Notes

Leveraged investing has gained increasing popularity in recent years. The Barclays Bank PLC iPath® Leveraged Exchange Traded Notes (the “iPath ETNs”) seek to provide investors with an exchange-traded way to access leveraged returns based on the performance or inverse performance of market benchmarks or strategies. The iPath ETNs offer both “long” and “short” leveraged exposure to a range of equity index provider indices, including indices sponsored by S&P, Russell and MSCI, as listed in Figure 1 on the next page.

BARCLAYS

Figure 1: iPath Leveraged ETNs: Available Exposures

Index Exposure available through iPath ETNs*

Russell 1000® TR Index Long Extended

Short Extended

Russell 2000® TR Index Long Extended

Short Extended

S&P 500® TR Index Long Extended

Short Extended

MSCI EAFE® Index Long Enhanced

Short Enhanced

MSCI Emerging Markets Index Long Enhanced

Short Enhanced

S&P 500 VIX Mid-Term FuturesTM Index TR Long Enhanced

The iPath ETNs seek to provide investors with an alternative form of leveraged investment to leveraged exchange traded funds (“ETFs”), which typically track a daily or monthly multiple of an index’s return through a “reset” feature (see Figure 2). As a result of this daily or monthly “reset” feature, a leveraged ETF is subject to the “path dependency” of its underlying index, meaning that the movement of its underlying index from day to day or month to month directly impacts the performance of the fund in subsequent periods as managers rebalance the ETF portfolio daily or monthly, as applicable, to maintain the initial multiple (incurring additional costs and taxes). Instead, each series of iPath ETNs is designed to target a return of a multiple (established at inception) of the performance of an underlying index over the term of the iPath ETNs and without a daily or monthly reset. Since there is no daily or monthly “reset” of the applicable multiple of the underlying Index’s return over the term of the iPath ETNs, the path dependency of the iPath ETNs to their respective indices is mitigated.

* For each series of ETNs, “enhanced” refers to an initial leverage factor of 2 on the date of the ETN’s issuance and “extended” refers to an initial leverage factor of 3 on the date of the ETN’s issuance. A “long” ETN is linked to a leveraged participation in the performance of the underlying index, whereas a “short” ETN is linked to a leveraged participation in the inverse performance of the underlying index. Because the leveraged exposure to the underlying index does not reset, investors who invest at a time other than inception of the each respective ETN will invest at a different “participation”—or value of the notional exposure per ETN to the performance of the underlying index relative to the value of each ETN—and therefore may have a different leverage ratio than the initial leverage factor. For more information on the participation, see the section entitled “Participation” in the applicable prospectus.

Figure 2: iPath Leveraged ETNs vs. Leveraged ETFs

iPath Leveraged ETNs Leveraged ETFs

Leveraged Performance Yes Yes

Liquidity Daily on Exchange Daily on Exchange

Registration Securities Act of 1933 Investment Company Act of 1940

Form Medium-Term Note 40 Act Fund/UIT

Principal Risk Market and Issuer Risk Market risk

Recourse Issuer Credit Portfolio of Securities

Performance Target Payment at Maturity Daily or Monthly Performance Target

Maturity Fixed Maturity* No

Path Dependency† No Yes

Institutional size redemption Daily to the issuer‡ Daily via custodian

Formulaic Optional Redemption Value Yes‡ No

Automatic Termination Event Yes No

* Subject to the occurrence of an automatic termination event or early redemption by the investor.

† An index-linked security shows “path dependency” if its value on any given day cannot be derived from the current and initial values of its underlying index but instead is dependent on the historical “path” that the index has taken over the calculation period.

‡ Subject to the occurrence of an automatic termination event.

The mechanics of the iPath Long ETNs and the iPath Short ETNs are explored in further detail below. In essence, both ETN structures seek to deliver the returns of a leveraged position consisting of an investment in the equity securities underlying the applicable index plus a notional loan partly financing the position (Long), or a notional investment in cash collateral that includes the proceeds of the sale of notionally borrowed equity securities underlying the applicable underlying index (Short), in each case less applicable fees, financing charges and costs.

iPath Long ETN Mechanics

A margin account provides an example that conceptually demonstrates how the mechanics of a long, leveraged investment are correspondingly reflected in the mechanics of the iPath Long ETNs.

Generally speaking, to implement a leveraged long strategy in a margin account, an investor borrows additional cash on “margin” to invest along with his or her own capital and thus increase the size of the equity position beyond what can be established with the cash currently available within his or her account.

By analogy, the investor’s own capital at the point the position is established is conceptually represented by the iPath Long ETN’s closing indicative note value; the cash that the investor borrows “on margin” is conceptually represented by the then-current financing level; and the aggregate equity position is conceptually represented by the long index amount.

An investor in a margin account would be expected to pay interest on the borrowed amount, which is represented in the iPath Long ETN by the daily financing charge, which, along with the daily investor fee, is reflected on a cumulative basis in the financing level.

Despite the conceptual similarity, there are several differences between implementing a leveraged long strategy in a margin account and investing in iPath Long ETNs. Differences include (but are not limited to) the following:

• iPath Long ETNs are subject to the credit risk of Barclays Bank PLC.

• The maximum loss of investing directly in iPath Long ETNs is limited to the amount invested.

• iPath Long ETNs charge a daily investor fee and a daily financing charge as described in the applicable prospectus, whereas a margin account would be expected to pay interest but not an additional investor fee.

• To prevent the value of the iPath Long ETNs from declining below a certain level, the iPath Long ETNs provide that Barclays Bank PLC will automatically redeem a series of iPath Long ETNs in whole, but not in part, if the indicative intraday note value of that series falls below the automatic termination level, as defined in the applicable prospectus, on any calendar day on or prior to the final valuation date.1 For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional.

• An investor in a margin account may receive a “margin call” to deposit more cash or securities into his or her margin account if the value of the relevant investment decreases below a specified level. The iPath Long ETNs do not require an investor to invest more if the value of the iPath Long ETNs decreases.

The following are certain key terms2 of the iPath Long ETNs:

• The Long Index Amount. The notional long position in the applicable index underlying each series of iPath Long ETNs, published on each valuation date.

Long Index Amount = Principal Amount x Initial Leverage Factor X Index Performance Factor

Note that the principal amount, initial leverage factor and underlying index will vary with each series of the iPath Long ETNs.

• The Financing Level. The notional loan provided to finance the long position in the underlying index (a daily financing charge and a daily investor fee will accrue in favor of the Issuer on the financing level), published on each valuation date.

• The Closing Indicative Note Value (“CINV”). The difference between the long index amount and the financing level, published on each valuation date.

Graphically, Figure 3 demonstrates the relationship between the terms outlined above.

1 The value at which that series would be redeemed is determined by Barclays Bank PLC, acting as calculation agent, in accordance with the procedures described in the relevant prospectus.

2 Key terms are outlined in the relevant prospectus in moredetail.

Figure 3: iPath Long ETN Mechanics

Financing Level $100

Long Index Amount $200

CINV $100

For illustrative purposes only.

Hypothetical Example

Assume an iPath Long ETN linked to the S&P 500® Total Return Index was issued and listed on October 20, 2003, with an initial index closing level of 1,518.97 and:

• A principal amount per ETN of $100;

• A financing level of $100 on the initial valuation date;

• A long index amount of $200 on the initial valuation date; and

• An initial leverage factor of 2.

At the end of the trading day on January 20, 2006, the closing level of the Index was 1,909.35 and the financing level of $100 had accrued $6.96 in daily financing charges and daily investor fees. The hypothetical CINV for the ETN on such trading day would equal $144.44, as per the following calculations:

Long Index Amount = $200 x (1,909.35/1,518.97) = $251.40

Financing Level = $100 + $6.96 = $106.96

CINV = Long Index Amount – Financing Level = $251.40 – $106.96 = $144.44

This information is for illustrative purposes only and is not indicative of future results or performance.

iPath Short ETN Mechanics

As with the iPath Long ETNs, the mechanics of a short leveraged investment through a margin account can be compared to the mechanics of the iPath Short ETNs. In this case, an investor with cash in a margin account acting as collateral for a position borrows shares “on margin” and sells those shares “short” for cash at market prices. If the prices of the shares decline, the investor can use part of the total cash available in the margin account to repurchase those shares at a lower price, return the borrowed stock and keep the difference as profit. Conversely, if the prices of the shares increase, the investor will use a portion of his or her collateral, as well as the initial cash proceeds from the sale, to repurchase the shares on the market and return the borrowed stock.

By analogy, the shares borrowed “on margin” at the point the position is established are conceptually represented by the iPath Short ETN’s short index amount. The cash collateral deposited by the investor in the margin account plus proceeds from short sales are conceptually represented by the T-Bill amount. The remaining portion of cash that would be available after the repurchase of borrowed equities is represented by the closing indicative note value of the iPath ETN.

An investor in a margin account would be expected to pay a fee to borrow shares (typically referred to as a “prime” or “hypothecation” rate) based on the value of the borrowed amount. In the mechanics of the iPath Short ETNs, a daily index borrow cost is deducted from the T-Bill amount, based on the value of the short index amount.

Despite the conceptual similarity, there are several differences between implementing a short strategy in a margin account and investing in iPath Short ETNs. Differences include (but are not limited to) the following:

• iPath Short ETNs are subject to the credit risk of Barclays Bank PLC.

• The maximum loss of investing directly in iPath Short ETNs is limited to the amount invested.

• iPath ETNs charge a daily investor fee and a daily index borrow cost as described in the applicable prospectus.

• To prevent the value of the iPath Short ETNs from declining below a certain level as the level of the underlying index increases, the iPath Short ETNs provide that Barclays Bank PLC will automatically redeem a series of iPath Short ETNs in whole, but not in part, if the indicative intraday note value of that series falls below the automatic termination level, as defined in the applicable prospectus, on any calendar day on or prior to the final valuation date.3 For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional.

• An investor in a margin account may receive a “margin call” to deposit more cash or securities into his or her margin account if the value of the borrowed shares increases above a specified level. The iPath Long ETNs do not require an investor to invest more if the value of the iPath Long ETNs decreases.

The following are certain key terms4 of the iPath Short ETNs:

• The Short Index Amount. The notional short position in the equity securities underlying the applicable index underlying each series of iPath Short ETNs, published on each valuation date.

Short Index Amount = Principal Amount x Initial Leverage Factor X Index Performance Factor

Note that the principal amount, initial leverage factor and underlying index will vary with each series of the iPath Short ETNs.

• The T-Bill Amount. The notional value of cash amounts underlying each note (daily interest will accrue in favor of the investor and a daily investor fee and a daily index borrow cost will accrue in favor of the Issuer on the T-Bill amount), published on each valuation date.

• The Closing Indicative Note Value (CINV). The difference between the T-Bill amount and the short index amount, published on each valuation date.

Graphically, Figure 4 demonstrates the relationship between the terms outlined above.

Figure 4: iPath Short ETN Mechanics

CINV $100

Short Index Amount $100 T-Bill Amount $200

For illustrative purposes only.

3 The value at which that series would be redeemed is determined by Barclays Bank PLC, acting as calculation agent, in accordance with the procedures described in the relevant prospectus.

4 Key terms are outlined in the relevant prospectus in more detail.

Hypothetical Example

Assume an iPath Short ETN linked to the S&P 500® Total Return Index was issued and listed on January 1, 1999, with an initial index closing level of 1,670.01 and:

• A principal amount per ETN of $50;

• A short index amount of $150 on the initial valuation date;

• A T-Bill Amount of $200 on the initial valuation date; and

• An initial leverage factor of 3.

At the end of the trading day on July 1, 2000, the closing level of the index was 2,012.83 and the T-Bill amount had accrued $14.70 in daily interest, net of the compounded deduction of daily investor fees and daily index borrow costs. The hypothetical CINV for the note on such trading day would equal $33.91, as per the following calculations:

Short Index Amount = $150.00 x (2,012.83/1,670.01) = $180.79 T-Bill Amount = $200 + $14.70 = $214.70 CINV = $214.70 – $180.79 = $33.91

This information is for illustrative purposes only and is not indicative of future results or performance.

Participation

Participation is an integral concept for investors to understand when considering an investment in iPath ETNs. As discussed earlier, unlike some leveraged and inverse leveraged ETFs, the iPath ETNs do not reset their exposures in order to track a fixed multiple of the daily or monthly performance (or inverse performance) of the applicable underlying index. Since the exposure is not reset, the iPath ETNs do not deliver a fixed daily multiple of index percentage performance. Participation is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying index relative to (2) the value of each ETN, and it provides investors with an indication of leverage at any given point. Investors who invest at a different time will invest at a different participation and therefore each investor will have a different leverage ratio.

The participation for each iPath ETN is calculated using a formula set forth in the applicable prospectus and can be used as a general approximation of the change in the CINV of each ETN for a given percentage change in the level of the underlying index.

Figure 5.1: Hypothetical iPath Long ETN Performance

As at Purchase Date	Index Level 1,864	Long Index Amount $200.00	Financing Level $100.00	CINV (Long Index Amount – Financing Level) $100.00	Participation (Long Index Amount/CINV) 2.00
Accrued During Week 1	Investor Fee $0.015	Financing Charges $0.019			
End of Week 1	Index Level 2,330 (index increased 25.00% since Purchase Date)	Long Index Amount $250.00	Financing Level $100.035	CINV (Long Index Amount – Financing Level) $149.965	Participation (Long Index Amount/CINV) 1.67
	% Change in CINV since Purchase Date 49.73%		(Participation at Purchase Date) x (% Change in Index Level since Purchase Date) 50.00%*		
Accrued During Week 2	Investor Fee $0.023	Financing Charges $0.019			
End of Week 2	Index Level 1,864 (index decreased 20.00% since End of Week 1)	Long Index Amount $200.00	Financing Level $100.07	CINV (Long Index Amount – Financing Level) $99.923	Participation (Long Index Amount/CINV) 2.002
	% Change in CINV since End of Week 1 –33.37%		(Participation at End of Week 1) x (% Change in Index Level since End of Week 1) –33.34%*		

*** Does not take into account the effect of the daily financing charge and daily investor fee.**
This information is for illustrative purposes only and is not indicative of future results or performance.

Figure 5.1 provides a hypothetical example of the performance of an iPath Long ETN over a two-week period, with an initial participation on the date of purchase equal to 2.00 and where the index increases by 25% during the first week before decreasing by 20% in the second week. In each case, the table provides hypothetical values for the CINV, Long Index Amount, Financing Level and Participation as they would have been calculated as of the close of the week, where the accrual of the daily financing charge and the daily investor fee over the course of the relevant week is represented in aggregate by the "Financing Charges" and "Investor Fee," respectively.

Daily Investor Fee	**0.80%**
Daily Financing Charge	**1.00%**

In Figure 5.1, the percentage change in the CINV of the ETN over the course of each week is presented in comparison with the percentage change achieved by multiplying the weekly index performance by the applicable participation at the end of the previous week, which does not include the effect of the daily financing charge and daily investor fee. At the end of Week 2, the index level was the same as on the date of purchase, but ETN performance was slightly negative due to the negative effect of the daily investor fees and the daily financing charge.

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Figure 5.2: Hypothetical iPath Short ETN Performance

As at Purchase Date	Index Level 1,864	Short Index Amount $200.00	T-Bill Amount $300.00	CINV (T-Bill Amount – Short Index Amount) $100.00	Participation (Short Index Amount/CINV 2.00
Accrued During Week 1	Interest $0.058	Investor Fee $0.015	Borrow Cost $0.067		
End of Week 1	Index Level 2,330 (index increased 25.00% since Purchase Date)	Short Index Amount $250.00	T-Bill Amount $299.975	CINV (T-Bill Amount – Short Index Amount) $49.975	Participation (Short Index Amount/CINV) 5.003
	% Change in CINV since Purchase Date –50.03%		(Participation at Purchase Date) x (% Change in Index Level since Purchase Date) x –1 –50.00%*		
Accrued During Week 2	Interest $0.058	Investor Fee $0.010	Borrow Cost $0.084		
End of Week 2	Index Level 1,864 (index decreased 20.00% since End of Week 1)	Short Index Amount $200.00	T-Bill Amount $299.939	CINV (T-Bill Amount – Short Index Amount) $99.939	Participation (Short Index Amount/CINV) 2.001
	% Change in CINV since End of Week 1 99.98%		(Participation at End of Week 1) x (% Change in Index Level since End of Week 1) x –1 –100.05%*		

***Does not take into account the effect of the daily financing charge and daily investor fee.**
This information is for illustrative purposes only and is not indicative of future results or performance.

Figure 5.2 provides a hypothetical example of the performance of an iPath Short ETN linked to the same index as in Figure 5.1 over the same two week period. In each case, the table provides hypothetical values for the CINV, Short Index Amount, T-Bill Amount and Participation calculated as of the close of the week, where the accrual of the daily interest, the daily investor fee and the daily index borrow cost over the course of the relevant week is represented in aggregate by the "Interest," "Investor Fee" and "Borrow Cost," respectively.

Fee Rate	**0.80%**
T-Bill Rate	**1.00%**
Borrow Rate	**1.75%**

In Figure 5.2, the percentage change in the CINV of the ETN over the course of each week is presented in comparison with the percentage change achieved by multiplying the weekly index performance by the applicable participation at the end of the previous week (multiplied by negative one), which does not include the effect of the daily interest, daily index borrow cost and daily investor fee. At the end of Week 2, the index level was the same as on the date of purchase, but ETN performance was slightly negative due to negative effect of the daily index borrow cost and the daily investor fee outweighing the positive effect of the interest earned on the T-Bill Amount.

For a graphical illustration of the participation of the iPath Long ETNs and the iPath Short ETNs, please see Figure 6.

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Figure 6: Participation for iPath Long and Short Notes

Hypothetical “Participation” for iPath ETNs corresponding to changes in level of the underlying index over a course of a single trading day, together with the applicable Intraday Indicative Note Value (“IINV”) and Intraday Long Index Amount or Short Index Amount.*

• Participation is equal to Intraday Long Index Amount divided by Intraday Indicative Note Value

• Positive underlying index performance decreases Participation

• Negative underlying index performance increases Participation

Participation for iPath Long Notes

Financing † Level $100 Long Amount Index † † $200

$100 IINV

PARTICIPATION = 2.00

Index ETN Gains Gains 40% 20%

Index ETN Loses Loses 20% 10%

Financing Level‡ $100 Intraday Long Index Amount IINV $140 $240

PARTICIPATION = 1.70

Index ETN Loses Loses 43% 25%

Financing Level‡

Intraday $100 Long Amount Index IINV $180 $80

PARTICIPATION = 2.25

This information is for illustrative purposes only and is not indicative of future results or performance.

* Please see the applicable prospectus for more details on defined terms “Intraday Indicative Note Value,” “Intraday Short Index Amount,” and “Intraday Long Index Amount,” as well as other defined terms herein.

† Hypothetical values at the start of the trading day in this example.

‡ For purposes of these hypothetical examples, which focus on the effects of changes in the index value on the participation, the effects of the daily investor fee and the daily financing charge have not been taken into account in the financing level.

Hypothetical “Participation” for iPath ETNs corresponding to changes in level of the underlying index over a course of a single trading day, together with the applicable Intraday Indicative Note Value (“IINV”) and Intraday Long Index Amount or Short Index Amount.*

• Participation is equal to Intraday Short Index Amount divided by Intraday Indicative Note Value

• Positive underlying index performance increases Participation

• Negative underlying index performance decreases Participation

Participation for iPath Short Notes

Index Short

Amount † T-Bill $200 Amount § $300

IINV † $100

PARTICIPATION = 2.00

Index ETN Gains Gains 40% 20%

Index ETN Loses Loses 20% 10%

Intraday Short

Index T-Bill Amount $240 Amount § $300

$60 IINV

PARTICIPATION = 4.00

ETN Index Gains Loses 100% 25%

Index Short

Amount T-Bill $180 Amount § $300 $120 IINV

PARTICIPATION = 1.50

This information is for illustrative purposes only and is not indicative of future results or performance.

* Please see the applicable prospectus for more details on defined terms “Intraday Indicative Note Value,” “Intraday Short Index Amount,” and “Intraday Long Index Amount,” as well as other defined terms herein.

† Hypothetical values at the start of the trading day in this example.

§ For purposes of these hypothetical examples, which focus on the effects of changes in the index value on the participation, the effects of the daily investor fee, the daily index borrow cost and the daily interest have not been taken into account in the T-Bill Amount.

Uses of Participation

The participation of each series of iPath ETNs is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying index relative to (2) the value of each ETN. Therefore, the participation can be used to approximate the value of an investment in an iPath ETN with an aggregate dollar amount notionally exposed to the underlying index.

Conversely, the participation can be used to approximate a given dollar amount of exposure to the underlying index with a specific number of iPath ETNs that would represent in aggregate such exposure to the underlying index. When we refer to an "exposure" to an underlying index or "index exposure," we mean the equivalent dollar amount of equity securities composing the underlying index that would be required to approximate the returns on the relevant iPath ETN without taking into account the effect of the applicable costs, fees and charges on the value of the relevant iPath ETN.

Figure 7: Participation Example 1

	CINV	Number of ETNs Purchased	Participation
Example A	$125	100	1.80
Example B	$123	100	2.80

For illustrative purposes only.

Participation Example 1
In Example A, Figure 7, we show the aggregate notional exposure to the underlying index of an investment of an iPath ETN having the following CINVs and participations at a given time:

In Example A, the aggregate notional exposure to the underlying index, as of the time at which the CINV and the participation listed are published, is $22,500.00, calculated as follows:

Approximate aggregate index exposure = $22,500.00 = ($125 x 100 x 1.80)

In Example B, the aggregate notional exposure to the underlying index, as of the time at which the CINV and the participation listed are published, is $34,440.00, calculated as follows:

Approximate aggregate index exposure = $34,440.00 = ($123 x 100 x 2.80)

In both Examples A and B, the aggregate notional exposure to the index does not account for the applicable costs, fees and charges of the relevant iPath ETN.

Participation Example 2
In Figure 8 we show how the participation can be used to determine how many ETNs are required to provide an aggregate notional exposure (without taking into account the applicable costs, fees and charges) to the underlying index of $100,000.

Figure 8 shows the aggregate value and number of iPath ETNs that an investor desiring a $100,000 exposure to the underlying index (without taking into account the applicable costs, fees and charges) would need to purchase, if the participation at the time of purchase was 2, in one case, and 2.5 in the other case.

Figure 8: Participation Example 2

Index Exposure	$100,000
iPath ETN Market Price	$50
Participation	2
iPath Exposure Needed to Maintain Index Exposure	$50,000
# of iPath ETNs Needed	1,000

Index Exposure	$100,000
iPath ETN Market Price	$50
Participation	2.5
iPath Exposure Needed to Maintain Index Exposure	$40,000
# of iPath ETNs Needed	800

This information is for illustrative purposes only and is not indicative of future results or performance.

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Portfolio Applications and Benefits

The iPath ETNs seek to provide investment alternatives for investors who have:

• Strong directional views of the market, and specifically of the performance of the relevant underlying index;

• Hedging needs for existing portfolio exposures;

• Risk/return management needs; and

• Arbitrage strategies in place.

With the following key features:

• Mitigated impact from path dependency resulting from the daily volatility of an index, when compared to typical leveraged ETFs;5

• Zero tracking error;6 and

• Daily liquidity.

iPath ETNs may not be suitable for investors who:

• Are not willing to be exposed to a leveraged or inverse investment in general or to a leveraged or inverse investment linked to the underlying index in particular;

• Are not prepared to assume the relevant costs and fees associated with the iPath ETNs;

• Are seeking a guaranteed minimum return on their investment or current income from their investment; or

• Do not understand how leverage or shorting can affect the returns of investments.

Risks and Considerations

An investment in the iPath ETNs involves risks including uncertain principal repayment and potential negative effects of leverage. Because the potential investment will be leveraged, any change in the level of the applicable underlying index would have a significant impact on the performance of the ETNs, either long or short, including triggering an automatic termination event, and investors could lose some or all of their invested principal. Market risk is another consideration, given that the returns on each series of the ETNs are linked to leveraged returns of an index linked to equity securities. See the “Risk Factors” sections in the applicable prospectus supplement and prospectus for more information on the risks relating to the iPath ETNs.

The iPath ETNs seek to give investors access to leveraged returns in a transparent and cost effective vehicle. By eliminating the path dependency of the notes on index returns, the iPath ETNs seek to provide investors with access to leveraged strategies without having to manage or monitor their positions on a day to day basis. For more information, please visit www.iPathETN.com.

5 Subject to automatic redemption feature.

6 Subject to automatic redemption feature. Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN’s fees. One cannot invest directly in an index.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus.

Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index.

Your Return May Be Affected by Factors Affecting International Security Markets: The international equities underlying certain indices sponsored by MSCI, Inc., may have less liquidity and could be more volatile than the securities traded in the U.S. or other longer-established securities markets. Additional special risks associated with international securities may include less rigorous regulation of securities markets, different accounting and disclosure standards, government interference, higher inflation, and social, economic, and political uncertainties.

The Performance of the Underlying Indices Are Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE® Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.

Your ETNs Are Not Linked to the VIX Index: The value of your ETNs will be linked to the value of the underlying index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The index underlying your ETNs is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to rise. Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your ETNs.

Leverage Risk: Because an investment in the ETNs is leveraged, changes in the level of the underlying index will have a greater impact on the payout on the ETNs than on a payout on securities that are not so leveraged. In particular, any decrease or increase, as the case may be in the level of the underlying index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the ETNs substantially greater than an investor would if the ETNs did not contain a leverage component.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www. iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Investments, LLC, assists in the promotion of the iPath ETNs.The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the ETNs.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Mid-Term FuturesTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs.

iPath ©2010-2012 logo are Barclays registered Bank trademarks PLC. All rights of Barclays reserved. Bank iPath, PLC. All iPath other ETNs trademarks, and the servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-4055_PRD_v02MW_6/12

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